For Release:      IMMEDIATE
Contact:       Ray D. Reaves, President       (512) 250-8692

FIELDPOINT PETROLEUM CORPORATION REPORTS
SECOND QUARTER AND SIX-MONTH FINANCIAL RESULTS

Net income up more than 2 to 1

Austin, Texas...    August 22, 2003. FieldPoint Petroleum Corporation (OTC Bulletin Board: FPPC) announced today that for the second quarter ended June 30, 2003, the company reported quarterly revenues of $629,346 resulting in net income of $91,458, versus revenue of $673,675 and a net loss of ($70,681) in the 2002 comparable quarter.

During the six-month period June 30, 2003, the company's revenues increased 4% to $1,257,371 with net income of $145,509 versus revenues of $1,207,860 and a net loss of ($125,711) in the 2002 comparable period.

Commenting on the company's performance Ray D. Reaves, FieldPoint's President stated, "We are pleased to report the substantial increase in net income. We remain focused on our commitment to economically expand our production levels along with our financial performance through continued drilling and prudent review of select acquisition targets."

This press release may contain projection and other forward-looking statements within the meaning of Section 21 E of the Securities Exchange Act of 1934, as amended. Any such projections or statement reflect the company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projection will be achieved and actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ materially from those projected, such as decreases in oil and gas prices and/or unexpected decreases in oil and gas production, is included in the company's periodic reports filed with the Securities and Exchange Commission.

FieldPoint Petroleum Corporation (OTCBB : FPPC) is engaged in oil and gas exploration, production and acquisition, primarily in Oklahoma, Texas and Wyoming.